Exhibit 99.1

U.S. AUTO PARTS NETWORK, INC. ANNOUNCES $6 MILLION FINANCING

CARSON, California, March 25, 2013— U.S. Auto Parts Network, Inc. (NASDAQ: PRTS) today announced that it has entered into a Securities Purchase Agreement with certain accredited investors pursuant to which U.S. Auto Parts has agreed to sell up to an aggregate of 4,149,997 shares of its Series A Convertible Preferred Stock at a purchase price per share of $1.45 for aggregate proceeds to the Company of approximately $6.0 million, subject to the satisfaction of customary closing conditions. The transaction is expected to close in a series of closings to occur later this week and early next week and U.S. Auto Parts will use the net proceeds from the transaction to reduce its revolving borrowings (without any permanent reduction in the related loan commitments) under its credit agreement with JP Morgan Chase Bank, N.A.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The securities and the shares of common stock issuable upon conversion of the securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from such registration requirements and applicable state laws.

Forward-Looking Statements

In addition to historical facts, this press release contains forward-looking statements that involve a number of risks and uncertainties such as those, among others, relating to U.S. Auto Parts’ expectations regarding the completion, timing and size of the proposed offering. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with the satisfaction of customary closing conditions related to the proposed offering, as well as risks and uncertainties associated with U.S. Auto Parts’ business and finances in general, and the other risks detailed in U.S. Auto Parts’ periodic filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and U.S. Auto Parts undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.

Investor Contacts:

David Robson, Chief Financial Officer

U.S. Auto Parts Network, Inc.

drobson@usautoparts.com

(310) 735-0085